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                                                                   Exhibit 10.41

                             CO-MARKETING AGREEMENT

THIS AGREEMENT ("Agreement") is made this 14th day of September, 2006 (the "Effective Date") by and between CIRCUIT CITY STORES, INC. ("Circuit City") a Virginia corporation, with a principal place of business at 9950 Mayland Drive, Richmond, Virginia 23233, and CLEARWIRE, US, LLC, ("Clearwire") a Nevada limited liability company. Clearwire and Circuit City are hereinafter referred to as "Party" or "Parties" as the context may require.

                                    RECITALS

WHEREAS, Clearwire is an Internet services provider;

WHEREAS, Circuit City, either directly or through its Affiliates, operates retail stores and the Circuit City Website which offer, among other things, computer, electronics, communication and data products and services to the general public; and

WHEREAS, Circuit City and Clearwire desire for Circuit City to market, promote, sell and solicit orders for Clearwire Internet and Internet-based services through the Stores mutually selected by Circuit City and Clearwire and via the Circuit City Website, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.   DEFINITIONS.

     1.1 "Affiliate(s)" means an entity that is directly or indirectly owned or controlled, is under the common ownership or control with, or is owned or controlled by the entity with which it is affiliated.

     1.2 "Agreement" means this Agreement, and its Attachments and Exhibits, which are attached hereto and incorporated fully herein.

     1.3 "Bounty" means the amount that Clearwire shall pay Circuit City for each Qualified Subscriber generated by Circuit City's promotional efforts hereunder as specifically set forth in Exhibit B attached hereto.

     1.4  "Circuit City Website" means www.circuitcity.com.

     1.5 "Intellectual Property" shall mean all intellectual property rights world wide, including copyrights, patents, trademarks, service marks, trade names, and trade secrets, and rights of personality and likeness, and all similar rights whether arising by operation of law, contract, license or otherwise.

     1.6 "Marks" means all domain names, trademarks, trade names, service marks, logos and slogans associated with a Party's or that Party's third party licensors' products or services in Exhibit C for Clearwire and Exhibit D for Circuit City.

     1.7 "Promotional Materials" means advertising and other promotional communications, in any media, directed at potential Subscribers, which describes the Services.

     1.8 "Promotional Offer" means a special offer to potential Subscribers in terms of pricing or free service for a specified period of time.

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     1.9  "Qualified Subscriber" means a Subscriber who, as a result of Circuit
          City's efforts satisfies the Clearwire pre-qualification process, subscribes to the Services, and makes the initial monthly payment for such Service and remains paying for [***] days, excluding promotions.

     1.10 "Services" means the wireless broadband and related Internet access and services where Clearwire has contractual arrangements for provisioning.

     1.11 "Stores" means Circuit City's retail "super stores" located within the United States.

     1.12 "Subscriber" shall mean an individual or entity that orders any offered Service by means of Circuit City under this Agreement.

     1.13 "Subscriber Information" means personally identifying information about Subscribers or potential Subscribers, such as the names, addresses, usernames, passwords, e-mail addresses of and financial information related to any Subscribers.

2.   OBLIGATIONS OF THE PARTIES.

     2.1 The obligations and duties of Clearwire and Circuit City with respect to the establishment and administration of the various obligations, respectively, are stated in this Agreement

     2.2 Each Party shall assign an account manager to coordinate the promotional programs with the other Party. If a Party changes the person assigned as the account manager, such Party shall notify the other Party in writing of the name and contact information of such new account manager.

     2.3 Subject to the terms and restrictions set forth in this Agreement, Clearwire hereby grants Circuit City limited rights to market and promote the Services described in the manner set forth herein. Circuit City hereby accepts the foregoing and agrees to market and promote the Services in the manner set forth herein.

     2.4 Clearwire shall be solely responsible for providing Circuit City with information relating to the Services and any Promotional Offers, including the content of Promotional Materials. Circuit City agrees to use such information solely in connection with its obligations under this Agreement.

     2.5 Clearwire shall at all times be solely responsible for providing and maintaining the Services including, but not limited to, billing and customer service. The Services promoted hereunder shall be comparable in features, functionality and pricing to the Services offered directly by Clearwire through its own sales channel or other retailers. Clearwire, in its sole discretion, reserves the right to accept, or reject, any potential Subscriber. Additionally, Clearwire and each Subscriber shall have the right, at any time, to terminate the Service provided to a Subscriber in accordance with the terms and conditions of the then current Clearwire Internet Services Agreement and related policies.

     2.6 Circuit City may not make any representations or warranties with respect to the Services other than those authorized in writing by Clearwire.

3.   TERM AND TERMINATION.

     3.1 Term. The term of this Agreement shall run from the Effective Date for a term of two (2) years (the "Initial Term"), unless otherwise terminated in accordance with Section 3.2 (Termination) below.

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

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     3.2  Termination.

          3.2.1 During the Term, either Party may terminate this Agreement: (a) immediately upon written notice to the other Party if the other Party files a petition for bankruptcy or insolvency or has such a petition filed against it that is not dismissed within ninety
               (90) days, makes a general assignment for the benefit of creditors, becomes generally unable to pay its debts as they become due, suffers or permits the appointment of a receiver, trustee, or custodian for its business or any substantial part of its assets, or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors, and is thereby rendered substantially unable to perform its material obligations hereunder; or (b) in the event the other Party is in material breach, or otherwise is materially in default of any other term, condition or provision of this Agreement, and such breach or default continues for thirty (30) days after the non-breaching Party gives written notice to the breaching Party thereof and such party fails to cure such breach or default, then, in addition to all other rights and remedies provided hereunder or at law or equity, the non-breaching party shall have the right to terminate this Agreement in whole or in part without any liability to the breaching party whatsoever, other than monies not otherwise in dispute and owed to the breaching party for services rendered during and under the Term of this Agreement. Upon termination of this Agreement for any reason Circuit City shall return all Cleanwire devices provided pursuant to this Agreement within ninety (90) days of the end of the Term.

          3.2.2 Notwithstanding anything to the contrary contained herein, after the first year of the Initial Term either Party shall have the right to terminate this Agreement at any time without cause, upon ninety (90) days' prior written notice.

          3.2.3 Upon the expiration or termination of this Agreement for any reason (a) all licenses granted under this Agreement shall immediately terminate; (b) Circuit City shall cease marketing the Services and shall cease distributing Promotional Materials; (c) the Parties shall promptly cease all use of each other's Marks that were licensed by this Agreement (as opposed to Marks that were licensed pursuant to another agreement); (d) all payments that have accrued prior to the termination or expiration shall be payable in full on the later of (i) ninety (90) days following the termination or expiration, or (ii) the date on which the payment would be otherwise due; and (f) all rights herein granted shall revert to the granting Party. Except for materials kept for archival purposes, each Party shall promptly return to the other Party any and all documents or other media embodying any use of the other Parry's Intellectual Property (including specifically, but not limited to, any copies of Promotional Materials that have not been distributed at the time of expiration or termination); provided, that if this Agreement is terminated because of an event set forth in 3.2.1 above, the Party responsible for the event (e.g., the breaching Party) shall bear all costs associated with the return of the Parties' respective Intellectual Property. Materials retained for archival purposes may not be used for any commercial purpose or distributed and shall be treated as Confidential Information. Clearwire shall have payment obligations (as set forth herein) in connection with Subscribers who sign up for the Service prior to or on the date of termination or expiration of this Agreement.

          3.2.4 All obligations of the Parties under this Agreement which, by their nature, would continue beyond termination, cancellation or expiration of this Agreement, including by way of illustration and not limitation those clauses relating to the obligations of Parties under Sections 1, 2.5, 3, 10, 11, 13 and 15 through 25 shall survive such termination, cancellation or expiration.

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City


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4.   INTELLECTUAL PROPERTY RIGHTS.

     4.1 Each Party acknowledges that the other Party owns and retains all rights to Intellectual Property associated with such other Party's products and services ("Intellectual Property Rights") and agrees that it will not at any time during or after the Term of this Agreement assert or claim any interest in or do anything that may adversely affect the validity of any Intellectual Property Rights of the other Party (including without limitation any act or assistance to any act which may infringe or lead to the infringement of any Intellectual Property Rights of the other Party). Each Party agrees (i) not to knowingly remove or destroy any proprietary markings of the other Party contained in product, service, marketing or sales materials produced pursuant to this Agreement and (ii) to include such proprietary markings where appropriate when referring to the other Party's products or services in product, service, marketing or sales materials produced pursuant to this Agreement

     4.2  Clearwire Licensed Marks.

          4.2.1 Subject to the terms and conditions specified in this Agreement, Clearwire hereby grants to Circuit City (and Circuit City's Affiliates), for the term of this Agreement, a non-exclusive, non-transferable license to use the Clearwire licensed marks set forth in EXHIBIT C ("the Clearwire Licensed Marks") exactly as depicted in the graphic configuration or as subsequently modified by Clearwire. Clearwire may, in its sole discretion, at any time add to or delete from the Clearwire Licensed Marks and change the graphic configuration of the Clearwire Licensed Marks.

          4.2.2 Circuit City agrees that the style of use of the Clearwire Licensed Marks shall be in the form and style conforming to the trademark usage guidelines as provided to Circuit City in writing. Circuit City shall not use any of the Clearwire Licensed Marks as part of its corporate name, trade name, business name or Internet domain name.

          4.2.3 Circuit City shall submit to Clearwire for review and approval, at least ten (10) business days prior to proposed use, any web pages or other Internet locations, and all marketing, advertising, press releases or other Promotional Materials in which the Clearwire Licensed Marks are used. Clearwire shall approve or disapprove such materials at least five (5) business days after its receipt of such materials; Clearwire will not unreasonably withhold or delay the granting of its approval thereof. Circuit City shall not publish, distribute or use any such web pages or other Internet locations, or any such marketing, advertising, press releases or other Promotional Materials in which the Clearwire Licensed Marks are used, without the prior written approval of Clearwire.

          4.2.4 Notwithstanding the foregoing, Circuit City may designate at the time of submission that the requested approval is for multiple/repetitive, identical uses on the same medium. Circuit City may request approval for such multiple/repetitive, identical use through the end of the Initial Term or any Renewal Term of this Agreement, or six (6) months, whichever is less. Such multiple/repetitive, identical use shall be in accordance with this Agreement and shall be subject to revocation by Clearwire upon written notice to Circuit City.

          4.2.5 Circuit City further acknowledges and agrees that all use of the Clearwire Licensed Marks by Circuit City and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Clearwire except for the goodwill associated or derived from the Circuit City Licensed Marks.

          42.6 Circuit City agrees that nothing in this Agreement shall give Circuit City any right, title or interest in or to the Clearwire Licensed Marks other than the right to use the Clearwire Licensed Marks in the manner contemplated by this Agreement, and only for so long a

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City


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               this Agreement is in force or as otherwise permitted under this
               Agreement (unless such Clearwire Licensed Marks are licensed pursuant to a separate agreement).

          4.2.7 Infringement.

               4.2.7.1 Circuit City agrees to use commercially reasonable efforts to notify Clearwire promptly of any unauthorized use of the Clearwire Licensed Marks by others, to the extent Circuit City has actual notice of such use. Clearwire and its parent and affiliated companies shall have the sole right to engage in infringement or unfair competition proceedings involving the Clearwire Licensed Marks.

               4.2.7.2 Any recovery obtained in connection with or as a result of any infringement action contemplated under this section, whether by settlement or otherwise, shall be retained by Clearwire.

     4.3  Circuit City Licensed Marks.

          4.3.1 Subject to the terms and conditions specified in this Agreement, Circuit City hereby grants to Clearwire (and Clearwire's Affiliates), for the terra of this Agreement, a non-exclusive, non-transferable license to use the Circuit City licensed marks set forth in EXHIBIT D ("the Circuit City Licensed Marks") exactly as depicted in the graphic configuration or as subsequently modified by Circuit City. Circuit City may in its sole discretion at any time add to or delete from the Circuit City Licensed Marks and change the graphic configuration of the Circuit City Licensed Marks.

          4.3.2 Clearwire agrees that the style of use of the Circuit City Licensed Marks shall be in the form and style conforming to the trademark usage guidelines and brand identity standards, as provided to Clearwire in writing. Clearwire shall not use any of the Circuit City Licensed Marks as part of its corporate name, trade name, business name or Internet domain name.

          4.3.3 Clearwire shall submit to Circuit City for review and approval, at least ten (10) business days prior to proposed use, any web pages or other Internet locations, and all marketing, advertising, press releases or other Promotional Materials in which the Circuit City Licensed Marks are used. Circuit City shall approve or disapprove such materials at least five (5) business days after its receipt of such materials; Circuit City will not unreasonably withhold or delay the granting of its approval thereof. Clearwire shall not publish, distribute or use any such web pages or other Internet locations, or any such marketing, advertising, press releases or other Promotional Materials in which the Circuit City Licensed Marks are used, without the prior written approval of Circuit City.

          4.3.4 Notwithstanding the foregoing, Clearwire may designate at the time of submission that the requested approval is for multiple/repetitive, identical uses on the same medium. Clearwire may request approval for such multiple/repetitive, identical use through the end of the Initial Term or any Renewal Term of this Agreement, or six (6) months, whichever is less. Such multiple/repetitive, identical use shall be in accordance with this Agreement and shall be subject to revocation by Circuit City upon written notice to Clearwire.

          4.3.5 Clearwire further acknowledges and agrees that all use of the Circuit City Licensed Marks by Clearwire and all goodwill developed therefrom shall inure to the benefit of and be on behalf of CC West Coast, except for goodwill associated or derived from the Clearwire Licensed Marks.

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          4.3.6 Clearwire agrees that nothing in this Agreement shall give
               Clearwire any right, title or interest in or to the Circuit City Licensed Marks other than the right to use the Circuit City Licensed Marks in the manner contemplated by this Agreement, and only for so long as this Agreement is in force or as otherwise permitted under this Agreement (unless such Circuit City Licensed Marks are licensed pursuant to a separate agreement).

          4.3.7 Infringement.

               4.3.7.1 Clearwire agrees to use commercially reasonable efforts to notify Circuit City promptly of any unauthorized use of the Circuit City Licensed Marks by others, to the extent Clearwire has actual notice of such use. Circuit City and its parent and affiliated companies shall have the sole right to engage in infringement or unfair competition proceedings involving the Circuit City Licensed Marks.

               4.3.7.2 Any recovery obtained in connection with or as a result of any infringement action contemplated under this section, whether by settlement or otherwise, shall be retained by Circuit City.

5. JOINT MARKETING PROGRAMS. Upon execution of this Agreement, the Parties will develop and implement the Joint Marketing Program set forth on EXHIBIT
     A. All aspects of the Joint Marketing Program will be approved by the Parties in writing as required by this Agreement Clearwire and Circuit City may work together in good faith to develop additional joint marketing programs.

6. COMPENSATION. In consideration of the services to be rendered by Circuit City, Clearwire shall pay Circuit City the Bounty as described in EXHIBIT B for all Subscribers. Bounties shall be paid to Circuit City within [***] calendar days following the end of the month in which the Subscriber signed up for the Services. For each Subscriber that becomes a Qualified Subscriber, the corresponding Bounty shall become vested in Circuit City [***] days from Subscriber Activation. For each Subscriber that fails to become a Qualified Subscriber and for which Clearwire has already made the corresponding Bounty payments, Clearwire shall be entitled to deduct the prior Bounty and payments from future payments ("Deduction(s)") as more fully set forth on EXHIBIT B.

7.   REPORTS.

     7.1 Clearwire shall provide Circuit City with a monthly written report setting forth the monthly number of new Subscribers and the monthly number of Deductions, if any, thirty (30) calendar days following the end of each calendar month. Notwithstanding the foregoing, no report shall be issued when there is no underlying activity to report.

     7.2 Clearwire and Circuit City shall also use the Reconciliation Document, attached hereto as EXHIBIT E, for purposes of defining the interface requirements and expected results for transaction processing of activity, invoicing and payments between the Parties.

8. PUBLICITY. Neither Party shall issue a press release or similar public announcement of any kind regarding the Parties' relationship established hereunder without the prior written approval of the other Party. Other than expressly set forth herein, neither Party shall use publicly the other Party's name or refer to the other Party in any way in or with the media, including, but not limited to, in advertising, without the other Party's prior written consent as required herein; provided, however, that either Party may make disclosures or filings required to comply with applicable laws, including filings with regulatory agencies, such as the United States Securities and Exchange Commission, or disclosures or filings required to comply with the rules of a national securities exchange or automated quotations systems such as the National Association of Securities Dealer's Automated Quotations. A VIOLATION OF THIS PROVISION SHALL CONSTITUTE A MATERIAL BREACH OF THIS AGREEMENT.

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

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9.   REPRESENTATIONS AND WARRANTIES.

     9.1 Circuit City represents and warrants that (a) it has the right, power and authority to enter into this Agreement and fully perform its obligations hereunder; (b) this Agreement does not and will not conflict with any agreement between it and any other party; (c) it has all necessary federal, state and local authorizations, to operate and otherwise perform its obligations under this Agreement and will be in compliance with all applicable laws and regulations governing such performance; and (d) Circuit City has the full and exclusive right to grant or otherwise permit Clearwire to use the Circuit City Marks in accordance with the terms of this Agreement.

     9.2 Clearwire represents and warrants that (a) it has the right, power and authority to enter into this Agreement and fully perform its obligations hereunder; (b) this Agreement does not and will not conflict with any agreement between it and any other party; (c) it has all necessary federal, state and local authorizations, including intellectual property rights in and to the Services and to operate and otherwise perform its obligations under this Agreement and will be in compliance with all applicable laws and regulations governing such performance; and (d) Clearwire has the full and exclusive right to grant or otherwise permit Circuit City to use the Clearwire Marks.

10.  LIMITATION OF LIABILITY.

     10.1 EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES RELATING TO THIS AGREEMENT OR THE PARTIES' RESPECTIVE SERVICES HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

     10.2 EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11 AND CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 13, BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, IN WHOLE OR IN PART, FOR LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF TIME, INCONVENIENCE, LOSS OF USE, OR ANY OTHER INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF THE SERVICES, IN WHOLE OR IN PART, EVEN IF ADVISED OF THE POSSIBILITY THEREOF, OR IF REASONABLY FORESEEABLE, WHETHER IN AN ACTION FOR OR ARISING OUT OF ALLEGED BREACH OF WARRANTY, ALLEGED BREACH OF CONTRACT, DELAY, NEGLIGENCE, STRICT TORT LIABILITY OR OTHERWISE. THE LIMITATIONS SET FORTH IN THIS SECTION 10 SHALL NOT AFFECT EITHER PARTY'S RIGHT TO SEEK INJUNCTIVE RELIEF.

11.  INDEMNIFICATION.

     11.1 In connection with Clearwire's performance under this Agreement, Clearwire agrees to indemnify, defend and hold harmless Circuit City, its Affiliates, and their respective representatives, employees, directors, officers, and assigns against any losses, liabilities, lawsuits, penalties, claims or demands (including all costs, expenses, and reasonable attorneys' fees on account thereof) arising out of or in connection with (a) any third party claims for actual or alleged direct infringement of a third party's intellectual property rights with respect to the hardware leased or provided by Clearwire under this Agreement where such infringement of the claim arises from the hardware operating alone and not in combination with any other hardware or software not licensed, sold or provided by Clearwire, (b) any third party claim arising out of the sale, resale, use or failure of the Services, including, but not limited to claims for injuries (including death) to persons or damage to real or tangible property that results from Clearwire's negligent or willful

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          acts or omissions or those of persons furnished by Clearwire, (c) any employee or former employee of Clearwire or any of its sublicensees or subcontractors for which Clearwire's or its sublicensee's or subcontractor's liability to such employee or former employee would otherwise be subject to payments under the state Worker's Compensation or similar laws, (d) Clearwire's actual or alleged breach of any applicable law, statute, order, decree or regulation in performance of its obligations, or (e) any third party claim based upon any marketing material provided by Circuit City which Clearwire materially alters and uses without Circuit City's prior consent in accordance with
          Section 4.3 above. Circuit City agrees to promptly notify Clearwire of written claims or demands made against Circuit City, which Circuit City has received written notice of, for which Clearwire is responsible hereunder. Circuit City further agrees to assist Clearwire in its defense of such claim, at reasonable cost to Clearwire. Clearwire shall bear full responsibility for the defense (including any settlements) of any such claim; provided however, that (i) Clearwire shall not have any right, without Circuit City's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Circuit City, or provides for less than a full release of Circuit City. Circuit City shall be entitled to participate in the action with counsel of its choice at its own expense. Clearwire shall not be responsible for any claims arising under (a) and/or (e) where Circuit City was informed of a claim or notice of infringement and failed to promptly remove or cease in the distribution of the infringing materials.

     11.2 In connection with Circuit City's performance under this Agreement, Circuit City agrees to indemnify, defend and hold harmless Clearwire, its Affiliates, and their respective representatives, employees, directors, officers, and assigns against any losses, liabilities, lawsuits, penalties, claims or demands (including all costs, expenses, and reasonable attorneys' fees on account thereof) arising out of or in connection with (a) any third party claims for actual or alleged infringement of a third party's intellectual property rights, (b) any employee or former employee of Circuit City or any of its sublicensees or subcontractors for which Circuit City's or its sublicensee's or subcontractor's liability to such employee or former employee would otherwise be subject to payments under the state Worker's Compensation or similar laws, (c) Circuit City's actual or alleged breach of any applicable law, statute, order, decree or regulation in performance of its obligations, or (d) any third party claim based upon any marketing material provided by Clearwire which Circuit City materially alters and uses without Clearwire's prior consent in accordance with Section
          4.2 above. Clearwire agrees to promptly notify Circuit City of written claims or demands made against Clearwire, which Clearwire has received written notice of, for which Circuit City is responsible hereunder. Clearwire further agrees to assist Circuit City in its defense of such claim, at reasonable cost to Circuit City. Circuit City shall bear full responsibility for the defense (including any settlements) of any such claim; provided however, that (i) Circuit City shall keep Clearwire informed of, and consult with Clearwire in connection with the progress of such litigation or settlement; and (ii) Circuit City shall not have any right, without Clearwire's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Clearwire or any Clearwire Affiliate, or provides for less than a full release of Clearwire. Clearwire shall be entitled to participate in the action with counsel of its choice at its own expense. Circuit City shall not be responsible for any claims arising under (d) where Clearwire was informed of a claim or notice of infringement and failed to promptly remove or cease in the distribution of the infringing materials

12.  INSURANCE.

     12.1 Clearwire shall maintain, during the term hereof, all insurance required by law and the insurance listed below. Clearwire agrees that Clearwire, Clearwire's insurer(s) and anyone claiming by, through, under or on behalf of Clearwire shall have no claim, right of action or right of subrogation against Circuit City or Circuit City's customers based on any loss or liability insurable under the foregoing insurance, except to the extent Circuit City has an indemnification obligation under Section 11.2 for

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City


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          such claim, right of action or subrogation. Certificates furnished by
          Clearwire or its subcontractors shall contain a clause stating, "Circuit City Stores, Inc. shall be notified in writing at least thirty (30) days prior to cancellation of the policy."

     12.2 Clearwire shall maintain, during the Term hereof, all insurance and/or bonds required by law, including but not limited to:

          12.2.1 Workers Compensation insurance as required by the State(s) in which this Agreement is to be performed.

          12.2.2 Comprehensive or Commercial General Liability Insurance, on an Occurrence Basis, including by not limited to premises-operations, broad form property damage, contractual liability, independent contractors, and personal injury with limits of at least $2,000,000 combined single limit for each occurrence.

          12.2.3 Automobile Liability, Comprehensive Form with limits of at least $2,000,000 combined single limit for each occurrence.

     12.3 Circuit City and its subsidiaries shall be named as an additional insured to the liability insurance policies required under this Agreement and this shall be so evidenced upon the Certificate(s) of Insurance. Clearwire shall maintain insurance, as required by this Agreement, through insurance carriers which have and maintain an A.M. Best rating of A-VII or greater. The fulfillment of the insurance obligations hereunder shall not otherwise relieve Clearwire of any liability assumed by Clearwire hereunder or in any way modify Clearwire's obligations to indemnify Circuit City.

     12.4 Clearwire shall furnish, within ten (10) days of the Effective Date of this Agreement, certificates or adequate proof of the foregoing insurance.

13.  CONFIDENTIAL INFORMATION

     13.1 "Confidential Information" means any and all business, technical, customer or third party information (including but not limited to, trade secrets, marketing plans, financial data, specifications, drawings, sketches, models, samples, computer programs and documentation) provided, disclosed or made accessible by one Party (the "Disclosing Party") to the other (the "Receiving Party") under this Agreement, that is either identified as or would be reasonably understood to be confidential and/or proprietary. Confidential Information also includes (a) any Information that a Party receives, collects, learns of, or develops in the course of performing its obligations under this Agreement, including but not limited to prospective and actual customer's names, addresses, telephone numbers, email addresses, financial data, including credit card or banking information, and other customer information; and (b) the terms and conditions of this Agreement. Confidential Information does not include information that the Receiving Party can clearly establish by written evidence: (a) is or becomes known to the Receiving Party from a third party without an obligation to maintain its confidentiality;
          (b) is or becomes generally known to the public through no act or omission of the Receiving Party; or (c) is independently developed by the Receiving Party without the use of Confidential Information of the Disclosing Party. Clearwire will be the owner of any Subscriber Information generated by Clearwire in connection with a Subscriber's order for Services and such information will be deemed Clearwire Confidential Information for purposes of this Agreement. Circuit City will be the owner of any Confidential Information generated by Circuit City in connection with a Subscriber's order for Circuit City goods or services or otherwise in connection with Circuit City's performance of its duties and obligations hereunder and such information will be deemed Circuit City's Confidential Information. Any information obtained by both Parties shall be owned by each Party.

     13.2 Confidential Information will be deemed the exclusive property of the Disclosing Party. The Receiving Party will not: (a) use Confidential Information of the Disclosing Party for any purpose

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City other than the fulfillment of its obligations under this Agreement;
          (b) disclose Confidential Information of the Disclosing Party to any third party, without the prior written consent of the Disclosing Party; (c) make any copies or modifications of Confidential Information of the Disclosing Party without the Disclosing Party's prior written consent, and provided that any authorized copies or modifications will contain the same confidential or proprietary notices or legends, if any, which appear on the original; and (d) reveal, divulge, make known, sell, exchange, lease or in any other way transfer any Confidential Information to any third party.

     13.3 The Receiving Party will: (a) protect and treat all Confidential Information of the Disclosing Party with the same degree of care as it uses to protect its own Confidential Information of like importance, but in no event with less than reasonable care; and (b) only disclose Confidential Information of the Disclosing Party to its employees and/or agents who have a "need to know" for purposes of this Agreement, provided that the Receiving Party will notify and inform such employees and/or agents of the Receiving Party's obligations under this Agreement, and the Receiving Party will be responsible for any breach of this Agreement by its employees and/or agents.

     13.4 In the event that the Receiving Party is required to disclose Confidential Information of the Disclosing Party pursuant to law, the Receiving Party will notify the Disclosing Party of the required disclosure with sufficient time for the Disclosing Party to seek relief, will cooperate with the Disclosing Party in taking appropriate protective measures, and will make such disclosure in a fashion that maximizes protection of the Confidential Information from further disclosure.

     13.5 Upon expiration or termination of this Agreement, the Receiving Party will promptly turn over to the Disclosing Party or, at the Disclosing Party's direction, destroy all Confidential Information of the Disclosing Party, in whole or in part, in whatever format, including any copies.

     13.6 Each Party agrees that monetary damages for breach of its obligations under this Section may not be adequate and that the non-breaching Party will be entitled to injunctive relief with respect thereto.

14. ASSIGNMENT. Neither party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other, which shall not be unreasonably withheld; provided, however, that nothing herein shall prevent either party from assigning its rights and obligation under this Agreement to an Affiliate, or to an entity that acquires all or substantially all of the assets of such party through a merger, consolidation, or sale, provided further that the assigning party provides notice of such permitted assignment as soon as commercially reasonable.

15. RELATIONSHIP BETWEEN THE PARTIES. The Parties to this Agreement are independent Parties and nothing herein shall be construed as creating an employment relationship between the Parties. Neither Party is an agent, representative, joint venturer nor partner of the other Party and neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability, or to otherwise bind, the other Party. The Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

16. FORCE MAJEURE. Neither Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God, any acts of the common enemy, the elements, earthquakes, floods, fires, epidemics, riots, failures or delay in transportation, electricity or communications, or any act or failure to act by the other Party or such other Party's employees, agents or contractors; provided, however, that lack of funds shall not be deemed to be a reason beyond a Party's reasonable control. The Parties will promptly inform and consult with each other as to any of the above causes which in their judgment may or could be the cause of a delay in the performance of this Agreement.

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

17. THIRD PARTY BENEFICIARIES. The provisions of this Agreement are for the sole benefit of the parties hereto and this Agreement confers no rights, benefits or claims upon any person or entity not a party hereto. Third party beneficiaries do not include Clearwire Affiliates.

18. CHOICE OF LAW. The Parties agree that the substantive laws of the State of New York, without reference to its principles of conflicts of laws, will be applied to govern, construe and enforce all of the rights and duties of the Parties arising from or relating in any way to the subject matter of this Agreement. THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER ARISING OUT OF, OR RELATED TO, THIS AGREEMENT.

19. AUDIT RIGHTS. During the term of this Agreement and for a period of two (2) years following the expiration or termination of this Agreement, both Parties shall create and maintain sufficient books, records and accounts related to this Agreement according to generally accepted accounting practices. Each Party shall have the right, at its own expense, to inspect or direct an independent certified public accountant to inspect and audit those books and records of the other Party that are relevant to the determination of compensation payable hereunder, provided, however, that such audits will be conducted no more than once in any calendar year, upon not less than thirty (30) days' notice, during regular business hours, at mutually agreeable dates and times (not to be unreasonably withheld or delayed), and provided further that such accountant, if any, executes a confidentiality agreement reasonably satisfactory to the Party being audited, to protect the confidentiality of any records so audited. If the audit discloses a payment discrepancy or error, the Party responsible for correcting such error shall make any undisputed payment or remittance within thirty (30) business days of the generation of the audit report. In the event an audit discloses a payment discrepancy or error of more than five (5) percent of the correct amount, the Party owing such payment or remittance shall bear the cost of the audit.

20. NOTICES. All notices, authorizations, and requests required or desired to be given or made in connection with this Agreement will be in writing, given by certified or registered mail (return receipt requested), or by nationally recognized overnight courier (charges prepaid), and addressed as follows (or to such other address as the Party to receive the notice or request so designates by notice to the other):

          To Clearwire:      Clearwire, US LLC.
                             5808 Lake Washington Blvd.
                             Suite 300
                             Kirkland, Wa, 98033

          To Circuit City:   Circuit City Stores, Inc.
                             9950 Mayland Drive
                             Richmond, Virginia 23221
                             Attn: Internet Services Buyer

                             With copies to:

                             Circuit City Stores, Inc.
                             9950 Mayland Drive
                             Richmond, Virginia 23221
                             Attn: Legal Department

          Notice shall be deemed effective upon actual delivery.

21. SEVERABILITY. In the event that one or more of the provisions contained herein shall, for any reason, be held unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall then be construed as if such unenforceable provision(s) did not exist.

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

22. WAIVER. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. The waiver by a Party of any default hereunder shall not be deemed to be a waiver of subsequent defaults of the same or different kind.

23. INTERPRETATION. This Agreement shall be fairly interpreted in accordance with its terms and without any construction in favor of or against either Party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Use of the words "herein", "hereof", "hereto" and the like in this Agreement refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted. When the context requires, the number of all words includes the singular and plural.

24. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument. This Agreement may be executed by facsimile, and each facsimile signature shall be deemed to constitute a valid and binding signature of the executing party.

25. ENTIRE AGREEMENT. This Agreement and its Attachments and Exhibits shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and all previous agreements relating thereto shall be null and void unless specifically incorporated herein. This Agreement may not be amended, modified or rescinded except by a writing executed by both Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement, by their authorized representatives, as of the date written above.

CLEARWIRE, U.S., L.L.C                  CIRCUIT CITY STORES, INC.


/s/ JAMES RYDER                         /s/ Phil Schoonover
-------------------------------------   ----------------------------------------
Signature                               Signature

JAMES RYDER                             Phil Schoonover
Name                                    Name

Sr VP                                   CEO
Title                                   Title

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

                                   EXHIBIT A

                                      [***]

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]

                                    EXHIBIT B

                              BOUNTY PAYMENT TERMS

I.   Bounty Payments

     A. Bounty Payments. Provided Circuit City is not in breach of its obligations as set forth in this Agreement, Clearwire will pay Circuit City a one-time Bounty payment of [***] for each Qualified Subscriber who subscribes to the Services in accordance with the payment provisions set forth in Section 6.

II.  Deductions

     Circuit City's monthly compensation may be subject to Deductions by Clearwire for Bounties already paid to Circuit City for which the corresponding Subscriber does not become a Qualified Subscriber. If such amount cannot be deducted, Circuit City shall pay such Deduction amount in the form of a charge-back or refund within thirty (30) days of the date that Clearwire notifies Circuit City in writing that such Subscriber failed to become a Qualified Subscriber.

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]


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

                                    EXHIBIT C

                                CLEARWIRE MARKS

Instructions for use of the Clearwire Marks can be found at www.clearpartner.com.

                Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]


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

                                    EXHIBIT D

                          CIRCUIT CITY LICENSED MARKS

         (CIRCUIT CITY LOGO)                     (CIRCUIT CITY(R) LOGO)
                                                JUST WHAT I NEEDED(R) SM

         (CIRCUIT CITY LOGO)                     (CIRCUIT CITY(R) LOGO)

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

                                    EXHIBIT E

                                      [***]

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]

                                         EXHIBIT F
                                    EQUIPMENT AGREEMENT

THIS EQUIPMENT AGREEMENT ("Agreement") is made a part of and is hereby incorporated into the Co-Marketing Agreement (the "Co-Marketing Agreement") between Circuit City Stores, Inc. and its affiliates, having its principal place of business at 9950 Mayland Drive, Richmond, Virginia, USA, 23221("Circuit City") and Clearwire LLC having its principal place of business at 5808 Lake Washington Blvd. NE, Suite 300, Kirkland, WA 98033 ("Clearwire"), which became effective on Sept. 6, 2006. This Agreement is intended to set forth the terms and conditions under which Clearwire will provide certain equipment (set forth on Attachment 1, as may be amended from time to time) (the "Equipment") to Circuit City; Circuit City will then provide the Equipment to Subscribers, which the Subscribers lease directly from Clearwire. Terms used in this Agreement, but not defined in this Agreement, have the meaning given in the Co-Marketing Agreement

With respect to Equipment, the following terms shall supplement the terms of the Co-Marketing Agreement

1. RESERVATION OF RIGHTS AND TITLE. Title to the Equipment is at all times reserved to Clearwire. Circuit City agrees to cooperate with Clearwire in effecting the protections afforded under Sections 9-103(d), 9-109 (a)(4) and 9-319 of the Uniform Commercial Code as adopted and in effect (or parallel protections, if the Uniform Commercial Code is not in effect) in each state in which such a filing is necessary to effect such protections, to the extent applicable under this Agreement; provided, however, Circuit City makes no representation or warranty that Clearwire's interests in the Equipment will be "perfected" as that term is defined in Article 9 of the Uniform Commercial Code, however Circuit City shall not encumber such equipment nor interfere with such perfected interest. Circuit City agrees to execute UCC-1 financing statements or such other form as may be appropriate for the relevant state, provided that Clearwire shall be responsible for preparation of such financing statements and for the filing of such financing statements and payment of all applicable filing and preparation costs. The parties acknowledge that the transaction described in this Agreement is not a "consignment" within the meaning of the Uniform Commercial Code. Circuit City shall take delivery of the Equipment from Clearwire from time to time in accordance with this Agreement. Circuit City may only distribute Equipment to Subscribers in a Clearwire service area (which shall be subject to a sale or lease arrangement directly between Clearwire and the Subscriber). The price for the Equipment shall be determined by Clearwire and shall be stated in the equipment lease agreement between Clearwire and the Subscriber (the "Equipment Lease Agreement"). Circuit City may not sell the Equipment

2. LEASE OF EQUIPMENT. In accordance with the terms of the Co-Marketing Agreement, Circuit City will register Subscribers for the Services. As part of the registration process, each Subscriber will enter into an Equipment Lease Agreement between the Subscriber and Clearwire. The lease price of the Equipment shall be determined by Clearwire, in its sole discretion. Upon completion of the registration process, Circuit City will give the leased equipment to the Subscriber. In order to track Equipment in Circuit City's possession, Circuit City will assign a stock-keeping unit to the Equipment. The Equipment will show a price tag of [***] but will net to [***] upon a Subscriber's registration for the Services; the [***] "price" will not be charged to Subscribers and is caused by a point of sale systems limitation that prohibits the processing of free tickets.

3. INVOICES; PAYMENT; ALLOWANCES. All transactions (e.g., purchase orders and invoices) shall be conducted via Electronic Data Interchange (EDI). At appropriate intervals, as determined by Circuit City, Circuit City will issue a purchase order to Clearwire requesting additional Equipment. Upon receipt of a purchase order, Clearwire will ship the requested Equipment pursuant to the Circuit City Vendor Supply Chain Agreement dated June 9, 2006 and submit a corresponding invoice to Circuit City that contains quantity and stock-keeping unit information. Notwithstanding the terms on any purchase order or any invoice, Circuit City and Clearwire agree that the Equipment will be provided at no cost to Circuit City, and at all times thereafter, Clearwire shall continue to retain title to the Equipment. Notwithstanding any term in any agreement entered into between Circuit City and Clearwire in the event of a recall of Equipment Clearwire will use commercially reasonable efforts to satisfy any purchase

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]
order issued by Circuit City, however Circuit City acknowledges and agrees that complete fulfillment may not be possible and that in such instance Clearwire shall not be in breach of any agreement for failure to completely satisfy any purchase due to such circumstances. Circuit City shall ensure that its merchandise receipt system automatically matches each invoice to the corresponding Equipment delivery and purchase order issued by Circuit City. Any discrepancies (e.g., shortages) identified by Circuit City will be reconciled with Clearwire each month to assure that the parties agree to the correct inventory of Equipment held by Circuit City. The parties will at this time make any necessary corrections to their records concerning invoices and quantities.

4. INVENTORY AUDITS. Clearwire may audit Circuit City's distribution centers pertaining solely to the subject matter of this Agreement no more than 1 times per calendar quarter, provided that Circuit City shall be given seven (7) days written notice, and further provided that the audit shall take place at Circuit City's facilities during normal business hours. Costs of the audit shall be borne by Clearwire, provided that if a five percent (5%) or greater discrepancy is found in either amounts owed or Equipment inventory, Circuit City will reimburse the reasonable and documented costs of such audit in addition to any moneys owed.

5. TAXES. Because the Equipment is not being sold by Circuit City to the Subscribers, Circuit City will NOT be responsible for the collection and remittance of sales, use, or lease taxes to the proper taxing authorities; Clearwire shall be solely responsible for any such collection and remittance of sales, use or lease taxes to the proper taxing authorities. Clearwire will be responsible for paying any personal property taxes relating to the Equipment in Circuit City's possession; provided that the parties will cooperate to minimize the amount of such personal property taxes. Furthermore, Clearwire agrees to indemnify, defend and hold harmless Circuit City and its affiliates, and each of their officers and directors against any penalty, additional tax or interest that may be assessed or levied as a result of the failure to timely collect or pay any tax, or to file any return, form or information statement that may be required by any governmental agency. Provided, however, that Clearwire shall not be obligated to indemnify Circuit City in the event that (i) Clearwire was not timely notified of the claim or potential claim, and/or (ii) such claim arises out Circuit City's process or procedures relating to the sale or accounting of Equipment as set forth in Section 2. Circuit City shall not report the Equipment as property of Circuit City. Each party shall be responsible for reporting its own income derived from this Agreement and for payment of its own income taxes.

6. SHIPMENTS. Clearwire will ship the Equipment to Circuit City's designated shipping address (e.g., distribution centers and/or stores) at Clearwire's risk and expense. Clearwire shall be responsible for making shipping arrangements, scheduling, tracking, proof of delivery, tracing, and obtaining insurance for loss or damage while Equipment is in transit, and filing freight claims for loss and/or damage. If expedited shipment becomes necessary, in the reasonable opinion of both parties, due to the fault or delay of Clearwire, then Clearwire shall pay the costs of such expedited shipments to either Circuit City's distribution centers or via drop ships to Circuit City's stores, as requested by Circuit City. If expedited shipment becomes necessary, in the reasonable opinion of both parties, due to the fault or delay of Circuit City, then Clearwire agrees to ship product, freight collect, to either Circuit City's distribution centers, or stores via drop ship, as requested by Circuit City; Circuit City shall then chargeback Clearwire the difference between the standard ground shipping costs and the expedited shipping costs. The carrier (not Clearwire) shall invoice Circuit City in this latter freight collect situation. Clearwire agrees not to include freight charges on any invoices under any circumstances.

7. RETURN OF GOODS. [***] Except as otherwise expressly set forth in this Agreement, Circuit City agrees to arrange and pay for return shipments. Notwithstanding the foregoing, Circuit City reserves the right to return, at Clearwire's expense, any Equipment for which a claim is made that alleges that the Equipment (1) infringes any alleged patent, design, trade name, trademark, copyright, right of privacy, or any other tangible or intangible property rights, or (2) is not manufactured, packaged and labeled in accordance with industry standards and/or all applicable laws, ordinances, rules and regulations by governmental departments, bodies and agencies governing and/or restricting the receipt and sale of Equipment by the undersigned Circuit City, or (3) has caused injury to person or property. In addition, Clearwire agrees to pay the cost of return shipments of substantially defective product. Equipment that is defective (which includes but is not limited to Equipment that is returned without the box, with an opened box, or with a damaged box) shall be the responsibility of Clearwire, and may be returned to

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]

Clearwire unless otherwise mutually agreed. In all cases, Clearwire agrees to provide a return authorization ("RA") within 48 hours of request submitted to Clearwire in accordance with Clearwire's procedures.

8. FURTHER OBLIGATIONS OF CIRCUIT CITY.

     a. Circuit City will pay Clearwire [***](the "Agreed Cost') for each unit of Equipment of the type listed on Attachment 1 that is lost, stolen or damaged while in Circuit City's possession, less any applicable discounts, allowances or other valid off set amounts. Notwithstanding the foregoing, Circuit City agrees to use commercially reasonable efforts to protect and preserve the Equipment that is in its care, custody or control, wherever located. Circuit City further agrees to maintain all-risk property insurance in an amount adequate to fully insure all Equipment in its care, custody or control, wherever located, in an amount not less than $5 Million, and will name Clearwire.

     b. Circuit City agrees to deliver to Subscribers, in accordance with Clearwire's instructions and activation procedures, Equipment to be used by Subscribers for their use of the Services. Circuit City may only offer Equipment that is approved by Clearwire. Circuit City agrees to cooperate with Clearwire in order to maintain a mutually agreed upon inventory of Equipment that is sufficient, in, to meet reasonably anticipated demand by Subscribers that Circuit City enrolls for the Services. From the time of delivery of the Equipment to Circuit City's location until delivery to a Subscriber in accordance with this Agreement, Circuit City will store all Equipment delivered to Circuit City in a safe and secure location, all at Circuit City's expense. Prior to delivery to a Subscriber in accordance with mutually agreed authorization procedures, the Equipment may upon mutual agreement be upgraded or otherwise modified by Clearwire. Upon Clearwire's reasonable demand, Circuit City will ship all or any portion of the Equipment to Clearwire, at Clearwire's expense; provided, however, Clearwire shall not pull any Equipment from Circuit City for the purpose of supplying Equipment to another Clearwire reseller or representative. Clearwire will have the right, from time to time, to sell, lease, or otherwise dispose of, all or any potion of the Equipment to a third party, at prices and on terms established by Clearwire in its sole discretion, and Clearwire will have no obligation to share any proceeds from such sale with Circuit City.

9. TERM; TERMINATION. The term of this Agreement shall commence on the Effective Date, and shall continue until expiration or termination of the Co-Marketing Agreement, and shall automatically renew on the same terms applicable to the Co-Marketing Agreement. Termination shall not affect the parties' respective outstanding obligations.

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]

ATTACHMENT-1 TO EQUIPMENT AGREEMENT

(Equipment to be leased to Members)

DESCRIPTION OF EQUIPMENT       AGREED COST
------------------------       -----------
SKU # RSU 2570-FV (LX Model)      [***]
Product Description:

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City

[*** Confidential Treatment Requested]

                                    EXHIBIT G

                                CLEARWIRE STORES

This Exhibit G sets forth the definition and management of Circuit City Stores in which Circuit City is authorized and shall Market and sell the Services (the "Selected Circuit City Stores"). Any Circuit City store located in a Clearwire coverage area will become a Selected Circuit City Store. Initial launch will include a minimum of 36 stores. Future Clearwire markets and subsequent new Selected Circuit City Stores will be identified through a shared "Master Store List" posted on a secure site accessible by both parties. Clearwire shall give Circuit City at least sixty (60) days prior written notice of new market availability and Circuit City shall market and sell the Services in such markets.

                 Clearwire/Circuit City Confidential Information

  Not to be disclosed without written permission of Clearwire and Circuit City